                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)




                            PANHANDLE ROYALTY COMPANY
                                (Name of Issuer)

                CLASS A COMMON STOCK (VOTING) - $0.0333 PAR VALUE
                         (Title of Class of Securities)

                                   698477 10 6
                                 (CUSIP Number)

                                DECEMBER 31, 2001
             (Date of Event Which Requires Filing of This Statement)


                              Rory A. Greiss, Esq.
                                Kaye Scholer LLP
                                 425 Park Avenue
                            New York, New York 10022
                                 (212) 836-8261
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

                                  SCHEDULE 13G


CUSIP No. 698477 10 6                                          Page 2 of 9 Pages


________________________________________________________________________________
1.                  NAME OF REPORTING PERSON
                    The Ravenswood Investment Company, L.P.
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 11-2474002
________________________________________________________________________________
2.                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.                  SEC USE ONLY



________________________________________________________________________________
4.                  CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           - 0 -
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          89,912
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         - 0 -
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            89,912
________________________________________________________________________________
9.                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON

                    89,912
________________________________________________________________________________
10.                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES*
                                                                          [_]

________________________________________________________________________________
11.                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    4.4%

________________________________________________________________________________
12.                 TYPE OF REPORTING PERSON*

                    PN

________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13G


CUSIP No. 698477 10 6                                          Page 3 of 9 Pages


________________________________________________________________________________
1.                  NAME OF REPORTING PERSON
                    Robotti & Company, Incorporated
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 11-2627501
________________________________________________________________________________
2.                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.                  SEC USE ONLY



________________________________________________________________________________
4.                  CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           - 0 -
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          27,012
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         - 0 -
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            27,012
________________________________________________________________________________
9.                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON

                    27,012
________________________________________________________________________________
10.                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES*
                                                                          [_]

________________________________________________________________________________
11.                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    1.3%

________________________________________________________________________________
12.                 TYPE OF REPORTING PERSON*

                    CO, BD, IA

________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13G


CUSIP No. 698477 10 6                                          Page 4 of 9 Pages


________________________________________________________________________________
1.                  NAME OF REPORTING PERSON
                    Robert E. Robotti
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

________________________________________________________________________________
2.                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.                  SEC USE ONLY



________________________________________________________________________________
4.                  CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           - 0 -
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          116,924
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         - 0 -
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            116,924
________________________________________________________________________________
9.                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON

                    116,924
________________________________________________________________________________
10.                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES*
                                                                          [_]

________________________________________________________________________________
11.                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.7%

________________________________________________________________________________
12.                 TYPE OF REPORTING PERSON*

                    IN

________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13G

ITEM 1(a).        NAME OF ISSUER.

                  Panhandle Royalty Company

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Grand Centre Suite 210
                  5400 N. Grand Boulevard
                  Oklahoma City, OK 73112

ITEM 2(a).        NAME OF PERSONS FILING:

                  This statement is filed by:

                  (i) The Ravenswood Investment Company, L.P., a New York limited partnership ("Ravenswood");

                  (ii) Robotti & Company, Incorporated, a New York corporation ("Robotti & Company"); and

                  (iii)    Robert E. Robotti, a United States citizen
                           ("Robotti")

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o Robotti & Company, Incorporated
                      52 Vanderbilt Avenue,
                      Suite 503
                      New York, New York 10017

ITEM 2(c).        CITIZENSHIP:

                  See Item 2(a)

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Class A Common Stock (voting) - $0.0333 par value

ITEM 2(e).        CUSIP NUMBER:

                  698477 10 6


                               Page 5 of 9 Pages

                                  SCHEDULE 13G

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:


         (a) [X] Broker or dealer registered under Section 15 of the Exchange
         Act.

         (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

         (e) [X] An investment adviser in accordance with Rule
         13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP:

         (a) Robert E. Robotti shares beneficial ownership of 116,924 shares of the Security through the following:

                  - his ownership of Robotti & Company, a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934 and an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E), by virtue of the investment discretion Robotti & Company has over the accounts of its brokerage customers and advisory clients, which hold an aggregate of 12,611 shares of the Security; and

                  - his ownership of Robotti & Company, which directly owns 7,801 shares of the Security; and

                  - the IRA of his wife, Suzanne Robotti, which holds 4,500 shares of the Security with Robotti & Company; and


                               Page 6 of 9 Pages

                                  SCHEDULE 13G

                  - the IRA of his father, Edward Robotti, which holds 2,100 shares of the Security with Robotti & Company; and his position as General Partner of Ravenswood, which owns 89,912 shares of the Security.

         (b) The amount of shares of the Security beneficially owned by Robert
             E. Robotti is 5.7% of the total outstanding shares of the Security.

         (c) (i) Mr. Robotti does not have the sole power to vote or direct the vote of any of the shares of the Security.

             (ii) Mr. Robotti shares the power to vote or direct the vote of the shares of the Security as follows:

                  - he shares with Robotti & Company the power to vote or direct the vote of 20,412 shares of the Security; and

                  - he shares with Suzanne Robotti the power to vote or direct the vote of 4,500 shares of the Security; and

                  - he shares with Edward Robotti the power to vote or direct the vote of 2,100 shares of the Security; and

                  - he shares with the other General Partner of Ravenswood the power to vote or direct the vote of 89,912 shares of the Security.

             (iii) Mr. Robotti does not have the sole power to dispose or to direct the disposition of any of the shares of the Security.

             (iv) Mr. Robotti shares the power to dispose or to direct the disposition of the shares of the Security as follows:

                  - he shares with Robotti & Company the power to dispose or to direct the disposition of 20,412 shares of the Security; and

                  - he shares with Suzanne Robotti the power to dispose or to direct the disposition of 4,500 shares of the Security; and

                  - he shares with Edward Robotti the power to dispose or to direct the disposition of 2,100 shares of the Security; and

                  - he shares with the other General Partner of Ravenswood the power to dispose or to direct the disposition of 89,912 shares of the Security.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable



                               Page 7 of 9 Pages

                                  SCHEDULE 13G


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 8 of 9 Pages

                                  SCHEDULE 13G

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2002



                                      The Ravenswood Investment Company, L.P.


                                      By:   /s/ ROBERT E. ROBOTTI
                                            ------------------------------
                                            Name: Robert E. Robotti
                                            Title: General Partner



                                      Robotti & Company, Incorporated

                                      By:   /s/ ROBERT E. ROBOTTI
                                            ------------------------------
                                            Name: Robert E. Robotti
                                            Title: President and Treasurer



                                      By:   /s/ ROBERT E. ROBOTTI
                                            ------------------------------
                                            Robert E. Robotti








                               Page 9 of 9 Pages